LIBERTY FINANCIAL COMPANIES, INC.

                EXHIBIT 12 - Statement re Computation of Ratios

                                ($ in millions)


                                                                     Years Ended December 31
                                                            --------------------------------------
                                                              1998          1997            1996
                                                            --------      --------       --------
Earnings:

  Pretax income                                             $  178.9      $  192.1       $  150.3
  Add fixed charges:
    Interest on indebtedness                                    24.1          21.4           19.7
    Portion of rent representing
      the interest factor                                        4.1           3.7            4.0
    Accretion to face value of redeemable
      convertible preferred stock                                0.8           0.8            0.9
                                                            --------      --------       --------
  Sub-total of income as adjusted                              207.9         218.0          174.9
    Interest on fixed annuities and financial products         562.2         594.1          572.7
                                                            --------      --------       --------
  Total income as adjusted                                  $  770.1      $  812.1       $  747.6
                                                            ========      ========       ========

Fixed charges:

  Interest on indebtedness                                  $   24.1      $   21.4       $   19.7
  Portion of rent representing
    the interest factor                                          4.1           3.7            4.0
  Accretion to face value of redeemable
    convertible preferred stock                                  0.8           0.8            0.9
                                                            --------      --------       --------
  Sub-total of fixed charges                                    29.0          25.9           24.6
  Interest on fixed annuities and financial products           562.2         594.1          572.7
                                                            --------      --------       --------
  Sub-total of fixed charges                                   591.2         620.0          597.3
  Preferred stock dividends                                      1.4           1.4            1.4
                                                            --------      --------       --------
  Total fixed charges                                       $  592.6      $  621.4       $  598.7
                                                            ========      ========       ========

Ratio of earnings to fixed charges:

  Excluding interest on fixed annuities and
    financial products                                         7.17x         8.42x          7.11x
                                                            ========      ========       ========

  Including interest on fixed annuities and
    financial products                                         1.30x         1.31x          1.25x
                                                            ========      ========       ========

Ratio of earnings to combined fixed charges and preferred stock dividends:

  Excluding interest on fixed annuities and
    financial products                                         6.84x         7.99x          6.73x
                                                            ========      ========       ========

  Including interest on fixed annuities and
    financial products                                         1.30x         1.31x          1.25x
                                                            ========      ========       ========
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